Exhibit 10.47
THERMO FISHER SCIENTIFIC INC.
AMENDMENT TO PERFORMANCE RESTRICTED STOCK UNIT AGREEMENTS
Granted under 2013 Stock Incentive Plan
1.Reference is made to the letter agreement (the “Letter Agreement”) dated as of November 10, 2022 between Thermo Fisher Scientific Inc. (the “Company”) and Marc N. Casper (the “Executive”) providing for the addition of retirement vesting provisions to certain of the Executive’s outstanding equity awards.

2.In accordance with the Letter Agreement, this amendment shall apply to the following restricted stock unit agreements granted to the Executive (each, a “Listed Award”):

a.Performance Based Restricted Stock Unit Award granted February 23, 2022
b.Performance Based Restricted Stock Unit Award granted February 23, 2021
c.Performance Based Restricted Stock Unit Award granted February 25, 2020

3.A new paragraph (g) is added to the end of Section 3 of each Listed Award to read in its entirety as follows:

    “(g)    Retirement. If the Participant Retires from the Company after the later of (i) the Performance Certification Date or (ii) the second anniversary of the Award Date, then nevertheless the Participant shall become vested in the remaining RSUs to be delivered (calculated based on the units earned as of the Performance Certification Date, as adjusted pursuant to the provisions of Schedule A).”
4.Section 4 of each Listed Award is amended in its entirety to read as follows:
“4.        Delivery of Shares.
(a)    Except as provided in (b) below, the Company shall deliver the Shares that become issuable upon the vesting of an RSU (i) to the Participant as soon as administratively practicable or (ii) in the event that the Participant’s employment with the Company is terminated by reason of death, to the Participant’s estate as soon as administratively practicable, but in no event later than the last day of the period specified in Treas. Reg. section 1.409A-1(b)(4)(i)(A).
(b)    In the event that the Participant Retires under the conditions of Section 3(g) above, the Company shall deliver the Shares that become issuable pursuant to an RSU, to the extent not previously delivered, within the sixty (60) day period following the date such RSUs would have vested had the Participant remained employed with the Company.
(c)    The Company shall not be obligated to deliver Shares to the Participant unless the issuance and delivery of such Shares shall comply with all relevant provisions of law and other legal requirements including, without limitation, any applicable federal or state securities laws and the requirements of any stock exchange upon which shares of Common Stock may then be listed.”

Exhibit 10.47

5.A new Section 15 is added to read in its entirety as follows:
“15.    Retire or Retirement. For the purposes of this Agreement, the Participant shall be deemed to have "retired" from the Company (i) in the event of a non-employee director of the Company, when the Participant ceases to be a director of the Company or (ii) in the event of an employee of the Company, upon the Participant's resignation from employment with the Company either (A) after the age of fifty-five (55) and the completion of ten (10) continuous years of service to the Company comprising at least twenty (20) hours per week or (B) after the age of sixty (60) and the completion of five (5) continuous years of service to the Company comprising at least twenty (20) hours per week. For purposes of this Agreement and for the sake of clarity, subject to execution of a release of claims in a form acceptable to the Company, the Participant may seek to re-characterize any termination of employment initiated by the Company, or a subsidiary of the Company, that is not a termination for “Cause” (as defined in Section 1.2 of the Severance Agreement) as a voluntary termination by reason of Retirement, in which case the Participant shall not be entitled to receive any severance or other benefits that would have otherwise been provided by the Company to the Participant pursuant to any agreement between the Company and the Participant or any Company policy. Any such determination shall be made by the Committee in its sole discretion
6.In each Listed Award, conforming changes are made to Section 2 and Section 3(a) by replacing the words “paragraphs (b) through (f)” with the words “paragraphs (b) through (g)”. Conforming changes are made to Section 5 by replacing the words “paragraphs (b), (c), (e) or (f) of Section 3 above” with the words “paragraphs (b), (c), (e), (f) or (g) of Section 3 above”. The references in the first sentence of Schedule A, referring to additional vesting conditions, are corrected to “paragraphs (b), (c), (f) or (g) of Section 3”.
7.For the Listed Awards granted February 23, 2021 and February 23, 2022, a new paragraph is added to Schedule A, Vesting Schedule for Performance-Based Restricted Stock Units, immediately below the table relating to the TMO TSR CAGR Performance Adjustment, to read in its entirety as follows:
“In the case of the Participant who Retires pursuant to Section 3(g), the number of Shares deliverable under Section 4(b) pursuant to an RSU that would have vested on the Final Vesting Date had the Participant remained employed with the Company shall be determined taking into account the above long-term performance adjustment based on the TMO TSR CAGR for the full Measurement Period (as if the Participant had remained employed with the Company through the Final Vesting Date).”

Exhibit 10.47

THERMO FISHER SCIENTIFIC INC.

By:	/s/ Lisa P. Britt
Name:	Lisa P. Britt
Title:	Senior Vice President and
Chief Human Resources Officer

Acknowledged and agreed:

/s/ Marc N. Casper
Marc N. Casper